EXHIBIT 99.1

Fifth Street Senior Floating Rate Corp. Begins Deploying IPO Funds, Closing $26 Million of Investments

WHITE PLAINS, N.Y., Aug. 8, 2013 (GLOBE NEWSWIRE) -- Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR") today announced that it has closed four separate senior secured debt investments totaling $26 million, $24 million of which was funded at close. FSFR financed the transactions with a portion of the net proceeds raised in its initial public offering in July 2013 to make investments in middle market companies primarily in the form of senior secured loans. The transactions supported leveraged buy-outs or refinancings of private equity-backed companies in the healthcare services, technology and oil and gas equipment industries.

"The demand for senior loans remains robust," stated Leonard Tannenbaum, FSFR's Chief Executive Officer, adding, "Combining the Fifth Street platform's long-standing industry relationships with our capital markets and syndication capabilities positions us to capitalize on these compelling opportunities."

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a business development company that invests primarily in senior secured loans, including first lien, unitranche and second lien debt instruments, that pay interest at rates which are determined periodically on the basis of a floating base lending rate, made to private middle market companies whose debt is rated below investment grade.  The Company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company.  Words such as "believes," "intends," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Senior Vice President
         of Finance & Head of Investor Relations
         Fifth Street Senior Floating Rate Corp.
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         James Velgot, Chief Marketing Officer
         Fifth Street Senior Floating Rate Corp.
         (914) 286-6848
         jvelgot@fifthstreetfinance.com